As filed with the Securities and Exchange Commission on July 31, 2018
Registration No. 33-54404

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
WEINGARTEN REALTY INVESTORS
(Exact name of registrant as specified in its charter)

Texas	74-1464203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Weingarten Realty Investors 1992 Employee Share Option Plan
(Full title of the plan)
Andrew M. Alexander
President and Chief Executive Officer
Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Toni Weinstein
Dentons US LLP
2000 McKinney Avenue, Suite 1900
Dallas, Texas 75201
(214) 647-2488
Facsimile: (214) 259-0910
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer, "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act ☐

EXPLANATORY STATEMENT

Weingarten Realty Investors (the "Company") has filed this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this "Post-Effective Amendment") to deregister 184,700 common shares of beneficial interest, par value $0.03 per share (the "Common Shares"), of the Company issuable under the Weingarten Realty Investors 1992 Employee Share Option Plan (the "1992 Plan"), which were originally registered by the Company on a Form S-8 Registration Statement (File No. 33-54404) filed with the Securities and Exchange Commission on November 12, 1992 (the "Prior Registration Statement").

The Prior Registration Statement registered 100,000 Common Shares, which Common Shares were subsequently adjusted by share splits to 225,000 Common Shares. The 1992 Plan has terminated. As of the date of termination, there were 184,700 Common Shares (after adjustment for share splits) which were authorized to be awarded by the Company under the 1992 Plan but were not issued or subject to outstanding awards granted under the 1992 Plan. Accordingly, as a result of the termination of the 1992 Plan, these 184,700 Common Shares are no longer available for new awards under the 1992 Plan and will not be issued under the 1992 Plan.

Except to the extent specified above, the Prior Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on July 31, 2018.

WEINGARTEN REALTY INVESTORS

By:	/s/ Andrew M. Alexander
Andrew M. Alexander
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew M. Alexander, Stanford Alexander, Stephen C. Richter and Joe D. Shafer, and each of them, with the full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Post-Effective Amendment to Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments) and any amendments thereto and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew M. Alexander	Chief Executive Officer, President and	July 31, 2018
Andrew M. Alexander	Trust Manager

Chairman and Trust Manager
Stanford Alexander

/s/ Shelaghmichael Brown	Trust Manager	July 31, 2018
Shelaghmichael Brown

/s/ James W. Crownover	Trust Manager	July 31, 2018
James W. Crownover

/s/ Stephen A. Lasher	Trust Manager	July 31, 2018
Stephen A. Lasher

/s/ Stephen C. Richter	Executive Vice President and Chief	July 31, 2018
Stephen C. Richter	Financial Officer

/s/ Thomas L. Ryan	Trust Manager	July 31, 2018
Thomas L. Ryan

/s/ Douglas W. Schnitzer	Trust Manager	July 31, 2018
Douglas W. Schnitzer

/s/ C. Park Shaper	Trust Manager	July 31, 2018
C. Park Shaper

/s/ Marc J. Shapiro	Trust Manager	July 31, 2018
Marc J. Shapiro

/s/ Joe D. Shafer	Senior Vice President and Chief	July 31, 2018
Joe D. Shafer	Accounting Officer